Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS
We consent to the use in this Registration Statement of Compass Diversified Holdings and Compass Group Diversified Holdings LLC on Form S-3 of our report dated April 28, 2016, except as to Note 13, as to which the date is November 1, 2016, related to the financial statements of 5.11 Acquisition Corp. as of and for the year ended December 31, 2015, appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such prospectus.

/s/ Deloitte & Touche LLP

Costa Mesa, CA
December 7, 2016